Exhibit 4.13

Confidential	Execution Copy

Crucell N.V.

Confidential Materials Omitted and Filed
Separately with the

Securities and Exchange Commission.

Confidential Portions denoted by ***

EQUITY PURCHASE AGREEMENT

JHC NEDERLAND B.V.

and

CRUCELL N.V.

Dated 28 September, 2009

1

2

12.	Disclosure Letter	56
13.	Notary Letter	62
14.	Signing/Closing Timetable	71

3

THIS EQUITY PURCHASE AGREEMENT (the Agreement) is made on September 28, 2009,

BETWEEN:

(1)                                 JHC NEDERLAND B.V., a private company with limited liability incorporated under the laws of the Netherlands, with its corporate seat at Amersfoort and its principal offices located at Paul Janssenweg 150, 5026 RH Tilburg, the Netherlands, registered with the trade register under number 18039770 (Investor); and

(2)                                 CRUCELL N.V., a public limited liability company incorporated under the laws of the Netherlands, with its corporate seat in Leiden and its principal offices located at Archimedesweg 4, 2333CN Leiden, the Netherlands, registered with the trade register under number 28087740 (the Company).

Each of the parties mentioned under (1) and (2) hereinafter referred to as a Party, and collectively as the Parties.

BACKGROUND:

(A)                               Investor desires to purchase and the Company desires to sell and issue to Investor 14,626,984 new Ordinary Shares (the Shares and each a Share).

(B)                               Concurrently with the entering into of this Agreement, Ortho-McNeil-Janssen Pharmaceuticals, Inc. (OMJP) and Crucell Holland B.V. (Crucell Holland), Affiliates of the Parties, are entering into a Collaboration and Commercialization Agreement for Flu-MAb Product (the Flu-MAb Agreement), an Innovation, Development and Commercialization of Novel Drug Products Agreement (the Innovation Agreement), and a shareholder agreement (the Shareholder Agreement), and at Closing the Parties will be entering into a registration rights agreement (the Registration Rights Agreement).

(C)                               In this Agreement the Company and Investor wish to set forth the terms and conditions for Investor to subscribe for the Shares.

IT IS AGREED as follows:

1.                                     INTERPRETATION

1.1                              In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 7 apply throughout this Agreement.

1.2                              In this Agreement, unless the contrary intention appears, a reference to a Section, subsection, paragraph, subparagraph, or Schedule is a reference to a Section, subsection, paragraph, subparagraph, or Schedule of or to this Agreement. The Schedules form part of this Agreement.

1.3                              The headings in this Agreement do not affect its interpretation.

2.                                     SUBSCRIPTION

2.1                              Subject to the terms and conditions of this Agreement, the Company agrees to issue to Investor, and Investor agrees to subscribe for, the Shares, on the Closing Date (the Equity Investment).

3.                                     ISSUE PRICE

3.1                              The price for the Shares shall be EUR 20.63 per Share (the Issue Price).

3.2                              The Aggregate Issue Price shall be payable at Closing.

4.                                     CONDITIONS PRECEDENT

4.1                              Closing will be subject to the following conditions precedent (opschortende voorwaarden) (the Conditions) being fulfilled or waived:

(a)                                Except as disclosed in or pursuant to the Disclosure Letter, the representations and warranties contained in Schedule 2 shall be true and correct in all material respects (except for those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true in all respects) on and as of the Signing Date until the Closing Date and on the Closing Date as though they had been given and made on such date. The Company shall have delivered on the Closing Date to Investor an officer’s certificate (the Company Officer’s Certificate) in the agreed form as attached hereto as Part 1 of Schedule 6, signed by an authorised officer of the Company, certifying that (i) the Company has performed all obligations and conditions herein required to be performed on or before the Closing Date and (ii) except as disclosed in or pursuant to the Disclosure Letter, the representations, warranties, and agreements of the Company are true and correct in all material respects (or where it concerns those representations and warranties qualified by materiality or Material Adverse Effect, certifying that such representations and warranties are true in all respects) on the Closing Date;

(b)                                 no Material Adverse Effect shall have occurred between Signing and Closing;

(c)                                 the representations and warranties contained in Schedule 3 shall be true and correct in all material respects (except for those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true in all respects) on and as of the Signing Date until the Closing Date and on the Closing Date as though they had been given and made on such date. Investor shall have delivered on the Closing Date to the Company an officer’s certificate in the agreed form as attached hereto as Part 2 of Schedule 6 (the Investor Officer’s Certificate), signed by an authorized officer of Investor, certifying that (i) Investor has performed all obligations and conditions herein required to be performed on or before the Closing Date and (ii) the representations, warranties, and agreements of Investor are true and correct in all material respects (or where it concerns those representations and warranties qualified by materiality or Material Adverse Effect, certifying that such representations and warranties are true in all respects) on the Closing Date;

(d)                                 (i)                                the Company shall not have received prior to the Closing Date a Superior Transaction Proposal which it intends to enter into or has announced publicly that it is considering; and

(ii)                                  no third party shall have announced or made an unsolicited or (otherwise) not-agreed Public Offer to the Company prior to the Closing Date that has not been withdrawn or terminated;

(e)                                 no Legal Proceedings being pending or no Applicable Law or Judgment being in effect, that frustrates the purpose of or prohibits the consummation of Closing and the other transactions contemplated by this Agreement and the other Transaction Documents;

(f)                                    prior to or substantially simultaneously with the Closing, each of the Transaction Documents shall have been executed and delivered by the Parties, no material breach by any Party under the Transaction Documents shall have occurred and no termination of the Transaction Documents shall have taken place in accordance with Section 4.4, 4.5, or 4.6; and

(g)                                 simultaneously with the Closing an opinion of the Company’s Lawyers shall have been delivered to Investor as to the Shares’ due authorization and valid issuance (the Legal Opinion).

4.2                              Each of the Parties will use commercially reasonable efforts to procure the satisfaction of the Conditions and take such other commercially reasonable actions so that the Signing and the Closing may be consummated on the same day. In the event that the Parties are unable to effectuate the foregoing, each Party will use commercially reasonable efforts to procure the satisfaction of the Conditions and will use commercially reasonable efforts to ensure that the Conditions are fulfilled as soon as possible following the Signing and remain fulfilled up until and including the Closing; provided, however that, nothing in this Section 4.2 shall prohibit, limit or restrict the Company from exercising its rights under Section 7 and 8.

4.3                              The Conditions under Sections 4.1(a), 4.1(b) and 4.1(g) shall be for the benefit of Investor only and can only be waived in writing by Investor. The Condition under Section 4.1(c) shall be for the benefit of the Company only and can only be waived in writing by the Company. The Conditions under Sections 4.1(d) and 4.1(e) shall be for the benefit of both Parties and can only be waived by the Parties jointly in writing. The Condition under Section 4.1(f) shall be for the benefit of both Parties and can only be waived by the executing, delivering, non-breaching, and non-terminating Party in writing.

4.4                              The Transaction Documents may be terminated by Investor in writing if (i) an event specified in Section 4.1(d) shall have occurred, or (ii) any event occurs or condition exists that would render impossible, despite the use of commercially reasonable efforts, the satisfaction of one or more of the Conditions under Section 4.1(a), (b), (e), (f), or (g), if the failure of such condition to be satisfied is not caused by a breach of this Agreement by Investor; provided that Investor may not terminate the Transaction Documents pursuant to Condition 4.1(d) in relation to a Superior Transaction Proposal referred to under Condition 4.1(d)(i) until Investor shall have determined not to exercise its Pre-Closing Matching Rights. Upon termination of this Agreement in accordance with the preceding sentence, the Parties will have no further obligation with respect to the Equity Investment, the Transactions, this Agreement and the other Transaction Documents unless explicitly provided otherwise herein or therein (and save in respect of (i) accrued rights, liabilities and damages arising from a breach of the Transaction Documents or (ii) the Termination Fee payable by the Company)

4.5                              The Transaction Documents may be terminated by the Company in writing if (i) any event specified in Section 4.1(d) shall have occurred, or (ii) any event occurs or condition exists that would render impossible, despite the use of commercially reasonable efforts, the satisfaction of one or more of the Conditions under Section 4.1(c), (e), or (f), if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the Company; provided however, that the Company may not terminate the Transaction Documents pursuant to the Condition in Section 4.1(d) in relation to a Superior Transaction Proposal referred to therein until (x) Investor shall have determined not to exercise its Pre-Closing Matching Rights, and (y) (1) the Company has entered into a definitive agreement for a Superior Transaction resulting from such Superior Transaction Proposal, or (2) in case of an unsolicited Public Offer, upon the offeror having declared its offer unconditional and acquired at least 70% of the total issued and outstanding Ordinary Shares or other voting securities of the Company (if any) as a result thereof. Upon a termination of this Agreement in accordance with the preceding sentence, the Parties will have no further obligation with respect to the Equity Investment, the Transactions, this Agreement and the other Transaction Documents unless explicitly provided otherwise herein or therein (and save in respect of accrued rights, liabilities and damages arising from a breach of the Transaction Documents).

4.6                              If Closing has not taken place by November 1, 2009 (the Long Stop Date), each Party will have the right to terminate this Agreement and the other Transaction Documents in their entirety and the Parties will have no further obligations with respect to this Agreement and the other Transaction Documents, respectively, unless explicitly provided otherwise therein; provided however that a non-executing, non-delivering or breaching Party may not invoke the foregoing right to terminate the Transaction Documents and such breaching Party shall remain liable for accrued rights, liabilities and damages arising from its failure to execute or deliver or its breach, including Investor’s right to a Termination Fee pursuant to Section 5.1. Each Party shall procure that any of its Affiliates party to such Transaction Documents shall be bound by this Section 4.6 and shall accept any such termination permitted herein.

4.7                              Clauses 17 up to and including 27 of this Agreement shall survive termination of this Agreement pursuant to Section 4.4, 4.5 or 4.6.

4.8                              Notwithstanding the notice periods set out in Section 7 and 8, between the Signing Date and the Closing Date each Party shall notify the other Party promptly if it becomes aware of any matter or event which constitutes, or which would be reasonably expected to lead to, a breach of this Agreement or to any of the Conditions not being satisfied or becoming incapable of being satisfied.

4.9                              Between the Signing Date and the Closing Date, the Company will carry on its business in the ordinary course, as carried out on the Signing Date, in all material respects, and will not (i) except for the grant of options or other rights under the ESOP in accordance with normal practice and the issue of Ordinary Shares pursuant to the exercise of such options or other rights in accordance with normal practice, create, allot, issue, acquire, repay or redeem, consolidate, convert or sub-divide any equity interests in the Company or otherwise change any of the rights or obligations attaching to its Ordinary Shares or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person or participate in any other type of corporate reconstruction, (ii) amend its Articles of Association, or (iii) propose, pay, declare or make any dividend or propose, declare or make any other distribution on its capital stock.

5.                                     TERMINATION FEE

5.1                              In the absence of a material breach by Investor of this Agreement, the Company shall be obliged to pay a termination fee equal to EUR *** (the Termination Fee) to Investor in the event that the Company or Investor terminates the Transaction Documents in relation to an event set out in Condition 4.1(d) and the management board or supervisory board of the Company has endorsed, approved, recommended or otherwise supported the relevant Superior Transaction or Public Offer; provided, in the event that the Company terminates the Transaction Documents in relation to a Superior Transaction after satisfying the requirements of Section 4.5(y)(1) hereunder, the Company shall, or shall cause the counterparty to such Superior Transaction (the Acquirer) to, pay the Termination Fee to the Investor pursuant to this Section 5.

5.2                              The Termination Fee shall be paid by the Company (or Acquirer pursuant to Section 5.1 above) to Investor in cash within 3 Business Days after the termination of the Transaction Documents by the Company or Investor in relation to an event set out in the Condition under Section 4.1(d).

5.3                              Between Signing and Closing, the Company shall not enter into definitive documentation with respect to any Superior Transaction unless the Acquirer agrees to be bound by its obligations set forth in this Section 5.

6.                                     PRE-CLOSING STANDSTILL

6.1                              From the date of this Agreement until the earliest to occur of (i) the termination of this Agreement in accordance with Section 4 and (ii) the Closing (the Pre-Closing Standstill Period), Investor will not, and will cause its Affiliates not to, without the prior written approval of the Company or as otherwise provided in this Section 6, directly or indirectly, (x) purchase or acquire Company Voting Securities or any securities convertible into or exercisable or exchangeable for or otherwise giving the holder thereof any rights in respect of Company Voting Securities (whether or not the right to convert, exchange or exercise is subject to the passage of time, contingencies or contractual restrictions or any combination thereof), or (y) commence a Public Offer if, in either case, the consummation of such purchase or acquisition or Public Offer would result, taken together with the Shares to be acquired pursuant to this Agreement, in Investor and its Affiliates in the aggregate Beneficially Owning (assuming the exercise, exchange or conversion of all securities exercisable or exchangeable for or convertible into or otherwise giving the holder thereof any rights in respect of Company Voting Securities held by them), directly or indirectly, greater than 18% of the issued and outstanding Company Voting Securities (assuming the exercise, exchange or conversion of all securities exercisable or exchangeable for or convertible into or otherwise giving the holder thereof any rights in respect of Company Voting Securities held by Investor and its Affiliates) (the Ownership Limit); provided that no purchase or acquisition of Company Voting Securities or other securities as described in subsection (x) above shall be deemed to occur solely due to (a) an exchange of Ordinary Shares for ADS or ADS for Ordinary Shares, a stock split, reverse stock split, reclassification, reorganization or other transaction by the Company affecting the Company Voting Securities generally, (b) a stock dividend or other pro rata distribution by the Company to holders of the outstanding Company Voting Securities or (c) any other change in the outstanding number of Company Voting Securities; and provided further that nothing in subsection (y) above shall prevent Investor or any Affiliate of Investor from communicating with the Company to request permission to make a Public Offer or negotiate the terms of a Public Offer so long as neither the fact that such communication or request has been made or any of the terms thereof or facts with respect thereto are publicly disclosed, directly or indirectly, by Investor or any of its Affiliates prior to the time any such Public Offer is publicly announced by the Company and Investor for the first time (eerste aankondiging) in accordance with the Dutch public offer rules.

6.2                              For the avoidance of doubt and notwithstanding anything in Section 6.1 to the contrary, nothing in Section 6.1 shall prohibit, limit or restrict Investor and its Affiliates from exercising their respective rights, performing their respective obligations or otherwise consummating the transactions contemplated by this Agreement or the other Transaction Documents, in each case in accordance with the terms thereof.

6.3                              Notwithstanding anything in Section 6.1 to the contrary, nothing in this Section 6 shall prohibit Investor or any of its Affiliates from acquiring any Company Voting Securities or the securities of any successor to or person in control of the Company by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of Investor’s or its Affiliates’ employees or (ii) any 401(k) or similar bona fide benefit plan maintained for the benefit of employees of Investor or its Affiliates (and, in the case of clauses (i) and (ii) of this sentence, any such Company Voting Securities shall not be considered Beneficially Owned by Investor for purposes of determining whether the Ownership Limit has been or would be exceeded for any and all purposes of this Agreement); provided that, in each case, neither Investor nor any of its Affiliates shall in any way request or direct that the trustee or other administrator of such plan purchase or acquire any Company Voting Securities. Further, nothing herein shall prevent Investor or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another person that Beneficially Owns any Company Voting Securities or the securities of any successor to or person in control of the Company; provided, however, that (x) such person shall have acquired such Company Voting Securities or other securities other than in contemplation of Investor or any of its Affiliates acquiring the securities of, or entering into any such merger or other business combination with, such person and (y) the Beneficial Ownership of such Company Voting Securities or other securities by such person shall not be a primary reason for Investor or any of its Affiliates acquiring the securities of, or entering into any such merger or other business combination with, such person.

6.4                              The Pre-Closing Standstill Period will terminate and the provisions of this Section 6 will no longer be in force and effect in the event that (i) a third party publicly announces (eerste aankondiging) or makes (uitbrengen) a Public Offer, (ii) a third party, or a group of third parties acting in concert, acquires 18% or more of the issued and outstanding Company Voting Securities without the consent or recommendation of the management board or supervisory board of the Company, (iii) the Company intends to enter into or publicly announces that it is considering a Business Combination Proposal, (iv) the Company enters into a definitive agreement providing for a Business Combination Transaction, or (v) the Flu-Mab Agreement and the Innovation Agreement are terminated (other than as a result of a material breach by Investor).

7.                                     PRE-CLOSING NO-SHOP

7.1                              From Signing until the earlier to occur of (i) the termination of the Transaction Documents in accordance with Section 4 or (ii) the Closing, except as permitted pursuant to Section 7.2, the Company, its Affiliates and its and their Officers shall not, directly or indirectly, (a) encourage, invite or solicit any third party to communicate an offer or proposal to make a Business Combination Proposal or Significant Transaction Proposal, (b) engage in discussions or negotiations with, or provide any confidential information to, any third party with respect to the making of a Business Combination Proposal or Significant Transaction Proposal, or (c) otherwise solicit or enter into an agreement regarding any Business Combination Proposal or Significant Transaction Proposal.

7.2                              Notwithstanding the restrictions set forth in Section 7.1 above, following receipt by the Company, or any of its Affiliates or Officers, of an unsolicited Business Combination Proposal which the Company reasonably determines may constitute a Superior Transaction Proposal, the Company may have limited contacts with the third party making such potential Superior Transaction Proposal to understand its contents in sufficient detail to determine whether such Business Combination Proposal qualifies as a Superior Transaction Proposal. In the event the Company determines that the proposed unsolicited Business Combination Transaction qualifies as a Superior Transaction Proposal, the Company will be required to offer Investor the Pre-Closing Matching Rights pursuant to Section 8 hereto. In the event Investor declines to exercise its Pre-Closing Matching Rights with respect to such Superior Transaction Proposal, the Company may engage in discussions or negotiations with, or provide any confidential information to, the third party in connection with the Superior Transaction Proposal, and may enter into a Superior Transaction; provided, that the Company must comply with the provisions of Section 8 hereto (including Section 8.4).

7.3                              The Company shall inform Investor as soon as possible (and in any event within 2 Business Days) in writing of (i) any Business Combination Proposal it receives (to the extent a Pre-Closing Matching Right could reasonably apply to such Business Combination Proposal) and (ii) any qualification by the Company of a Business Combination Proposal as a Superior Transaction Proposal.

8.                                     PRE-CLOSING MATCHING RIGHT

8.1                              From Signing until the earlier to occur of (i) the termination of the Transaction Documents or (ii) the Closing, in the event the Company receives a Business Combination Proposal which qualifies as Superior Transaction Proposal and therefore the managing and supervisory boards of the Company in good faith and observing their fiduciary duties decide to pursue such Superior Transaction Proposal, the Company shall inform Investor thereof and grant Investor the right, but not the obligation, to match the Superior Transaction Proposal pursuant to this Section 8 (the Pre-Closing Matching Right).

8.2                              The Company shall inform Investor as soon as possible (and in any event within 2 Business Days) in writing upon the decision by the management board and the supervisory board that a Business Combination Proposal qualifies as a Superior Transaction Proposal (the Superior Transaction Notice). The Superior Transaction Notice shall include sufficient detail on the Superior Transaction Proposal to allow Investor to make an informed decision as to whether to match the Superior Transaction Proposal, including, without limitation, the name of the relevant third party and its advisors, the proposed consideration, the conditions to such Superior Transaction Proposal, the financing terms and structure, the antitrust and other regulatory requirements to be complied with prior to closing and all other key terms of such Superior Transaction Proposal, all to the extent available to the Company. The Company shall also inform Investor as soon as possible (and in any event within 2 Business Days) in writing of any revisions to any Superior Transaction Proposal and, upon the request of Investor, the status of negotiations with respect to any Superior Transaction Proposal. In addition, the Company shall provide Investor the information and access to management it reasonably requests to carry out satisfactory due diligence and assess the possibility to match the Superior Transaction Proposal, which shall include any information provided to the third party who made the Superior Transaction Proposal.

8.3                              The Pre-Closing Matching Right may be exercised by Investor for a period of 15 Business Days following receipt by Investor of a Superior Transaction Notice or notice from the Company of a material modification to a Superior Transaction Proposal, as applicable (a Matching Right Period).  Investor may exercise the Pre-Closing Matching Right during a Matching Right Period by making an offer in writing to the Company which is, in the reasonable opinion of the Company’s management and supervisory board, after having considered the advice of outside legal counsel and financial advisers, in aggregate, substantially the same in terms of pricing, terms, conditions and other material provisions as the terms specified in the Superior Transaction Notice (the Matching Right Offer). Upon receipt of the Matching Right Offer, the Company shall be required to accept the Matching Right Offer, terminate discussions with the third party who made the Superior Transaction Proposal. Upon the Company’s acceptance of the Matching Right Offer, the Company shall take all actions necessary to allow Investor to consummate the Superior Transaction in the place of the third party upon the terms set forth in the Matching Right Offer.

8.4                              The Company shall not enter into any definitive agreement, binding term sheet, letter of intent or similar agreements (for the avoidance of doubt not including any confidentiality and/or standstill agreement) with respect to a Superior Transaction until Investor shall have had the opportunity to exercise its Pre-Closing Matching Right. The Company shall not and shall not make any material modifications to the terms of any such Superior Transaction without offering an additional Pre-Closing Matching Right and Matching Right Period to Investor.

8.5                              The Pre-Closing Matching Right and this Section 8 apply, mutatis mutandis, to any consecutive or subsequent Superior Transaction Proposals.

9.                                     ANCILLARY AGREEMENTS

9.1                              On the Signing Date, OMJP and Crucell Holland will enter into the Flu-MAb Agreement, the Innovation Agreement and the Parties will enter into the Shareholder Agreement, which agreements will become effective as of Closing.

9.2                              On the Closing Date, simultaneously with the Closing, the Parties will enter into the Registration Rights Agreement.

9.3                              Agreed Forms of these agreements are attached hereto as Schedule 8, Schedule 9, Schedule 10 and Schedule 11 respectively.

10.                              CLOSING

10.1                       Issue of the Shares (the Closing) shall take place at the offices of the Company’s Lawyers on the date hereof, or at such other time and on such other date as the Company and Investor may agree in writing.

10.2                       At Closing each Party shall perform, or procure to be performed, those actions respectively listed in relation to it in Schedule 1.

10.3                       The Closing shall be effected on the Closing Date by execution of a deed of issue substantially in the form attached hereto in Schedule 5 (the Deed of Issue) in accordance with the Signing/Closing Timetable agreed between the Parties set out in Schedule 14 (the Signing/Closing Timetable).

10.4                       On the Closing Date, Investor will pay the Aggregate Issue Price by wire transfer into the Notary’s Account in accordance with the Signing/Closing Timetable and Section 22. The Notary shall hold such amount for the Company. A Party shall not be obliged to complete the sale, issue and subscription of the Shares if the other Party has failed to perform the actions set out in this Section 10 and Schedule 1 Part 1 and Part 2 respectively prior to or at Closing. The Parties will enter into a notary letter in the Agreed Form as attached hereto as Schedule 13 (the Notary Letter) setting out in more detail the Notary procedures for the payment of the Aggregate Issue Price.

10.5                       The Notary is a civil law notary with the Company’s Lawyers. Investor acknowledges that it is aware of the provisions of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps-en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie). The Company and Investor acknowledge and agree that Allen & Overy LLP may advise and act on behalf of the Company with respect to the Deed of Issue, this Agreement, and any agreements and/or any disputes related thereto.

11.                              DUE DILIGENCE INVESTIGATION

11.1                       The Investor acknowledges and agrees that:

(a)                                 it has performed, with the assistance of professional advisors, a limited due diligence investigation with respect to the Company and its businesses during the period between April 15, 2009 and September 15, 2009 on the basis of the information provided by the senior management of the Company and their advisors (the Due Diligence Investigation);

(b)                                 the Due Diligence Investigation was in a form, scope and substance to the Investor’s satisfaction in all material respects;

(c)                                 the Due Diligence Investigation was taken into account by the Investor when deciding to enter into this Agreement on the material terms stated herein; and

(d)                                 for the purposes of the Due Diligence Investigation, Investor has had (and its advisors have had) sufficient opportunity to review any and all information made available to the Investor and its advisors, by having had, amongst others, (i) access to financial, legal, intellectual property rights, tax, commercial and other information prepared by the Company, (ii) the opportunity to submit questions to and receive answers from the Company on any matter that it deemed proper and necessary for the purpose of entering into this Agreement, and (iii) access to the senior management of the Company (including, without limitation, in formal expert sessions on August 6, 2009); provided, however, that nothing set forth in this Section 11 shall limit or modify the representations and warranties of the Company in Schedule 2 of this Agreement or the right of Investor to rely thereon.

12.                              COMPANY’S WARRANTIES

12.1                       Except as disclosed in or pursuant to the Disclosure Letter, the Company represents and warrants to, and covenants with, Investor that the representations, warranties and covenants as set out in Schedule 2 to this Agreement (the Company’s Warranties) are, on and as of the Signing Date until the Closing Date, and will be, on the Closing Date true and correct. The Disclosure Letter shall be executed by the Parties concurrently with this Agreement.

13.                              LIMITATION OF LIABILITY

13.1                       The Investor acknowledges that the Company’s warranties are the only representations, warranties and other assurances given by the Company or any member of the Company’s group regarding the Shares.

13.2                       Neither the Company nor any member of Company’s Group (or the Company’s advisers) makes any representation or warranty as to the accuracy of forecasts, estimates, projections, statements of intent, or statements of opinion provided to the Investor or its advisers on or prior to the date of this Agreement (whether this was disclosed in the Due Diligence Investigation or otherwise).

13.3                       The liability of the Company for a Company Breach shall be limited as follows:

(a)                                 the maximum aggregate liability of the Company in respect of all and any Company Breaches shall not exceed ***; and

(b)                                 the Company shall cease to have any liability under or in respect of the Company’s Warranties on ***, except in respect of a claim of which Investor gives written notice to the Company before that relevant date. The liability of the Company in respect of any Warranty Claim shall in any event terminate if proceedings in respect of it have not been commenced within the later of (i) *** and (ii) *** following service of notice to the Company of that Warranty Claim.

13.4                       The liability of Investor for an Investor Breach shall be limited to ***.

13.5                       The Company shall not be liable in respect of a Warranty Claim if and to the extent that it relates to any liability or obligation on the part of the Company or any of its Subsidiaries:

(a)                                 disclosed in the Disclosure Letter;

(b)                                 which would not have arisen but for a change in legislation or regulations, or a change in the interpretation or implementation thereof by any Governmental Entity or by reason of development in case law, (whether relating to Taxation, rates of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by or any extra-statutory concession previously made by a tax authority (whether or not the change purports to be effective retrospectively in whole or in part);

(c)                                 which would not have arisen but for a change after Closing in the accounting bases on which any Group Company values its assets or a change in the tax structure or corporate structure of the Group Companies; or

(d)                                 occasioned by any act or omission of Investor after Closing.

13.6                       Any damages for a Company Breach shall be assessed on the basis of the diminution in value of the Shares (which value shall not be taken to be greater than the Aggregate Issue Price) directly attributable to the Company Breach in question (after taking into account all compensating factors, including but not limited to any compensation by or recovery from third parties). For the avoidance of doubt, any damages for a Company Breach shall not be assessed on the basis of the loss of or cost to any of the Group Companies in respect of the matter giving rise to the claim and not on the basis of any consequential loss of or consequential cost to Investor in respect of the matter giving rise to the claim.

14.                              INVESTOR’S WARRANTIES

14.1                       Investor represents and warrants to, and covenants with the Company that the representations, warranties and covenants as set out in Schedule 3 to this Agreement (the Investor’s Warranties) are, on and as of the Signing Date until the Closing Date, and will be, on the Closing Date, true and correct.

15.                              ADMISSION TO LISTING AND TRADING AND PROSPECTUS

15.1                       The Company will prepare and file for approval with the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, AFM) and make available to the public a prospectus in accordance with the Act on the Financial Supervision (Wet op het financieel toezicht, the Prospectus). The Company will file a draft Prospectus, reviewed by Investor in advance, with the AFM as soon as possible, but in any event within 15 Business Days following the Closing Date (or, if later, 2 Business Days after receipt of Investor’s consent in accordance with the subsequent sentence) and will use its best efforts to obtain approval of the Prospectus. The Company shall not file the draft Prospectus with the AFM until Investor consents to such filing, which consent shall not be unreasonably withheld. The Company will make the Prospectus available to the public as soon as possible after receipt of the approval of the AFM, but in any event within 3 Business Days after the approval of the AFM.

15.2                       The Company will apply for admission to trading of the Shares on Euronext Amsterdam as soon as reasonably possible after Signing, but in any case within 90 days after the Closing Date in accordance with Rule 61002/1 sub (ii) of Euronext Rule Book I: Harmonised Rules.

15.3                       Investor acknowledges that until the Shares are admitted to listing and trading on Euronext Amsterdam, they will be in registered form and will not be tradeable via Euronext Amsterdam. Upon admission to trading on Euronext Amsterdam, the Shares shall be converted into bearer form if so requested in writing by Investor in accordance with the Company’s Articles of Association. Investor will send the information necessary and in due time for such conversion (e.g., details of a Dutch securities account in the name of Investor) to the Company.

15.4                       Investor acknowledges that (i) the Shares have not been registered under the Securities Act or registered or qualified under any state securities law, and (ii) that the Shares therefore cannot be resold in the United States unless they are registered under the Securities Act or disposed of pursuant to a valid exemption from the registration requirements of the Securities Act or in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act. Investor further understands that no public offering (openbare uitgifte) has been conducted in the Netherlands or any other jurisdiction with respect to the Shares.

16.                              REGISTRATION RIGHTS

16.1                       On the Closing Date, the Parties will enter into the Registration Rights Agreement in the Agreed Form as attached hereto as Schedule 11.

17.                              FEES AND COSTS

17.1                       Save as explicitly provided otherwise in this Agreement or the other Transaction Documents, or as otherwise specifically agreed in writing by the Parties after the Signing Date, each Party shall pay the costs and expenses incurred by it (and, in the case of Investor, each member of Investor’s Group and, in the case of the Company, each Group Company) in connection with the preparation, entering into, and completion of, this Agreement and the other Transaction Documents, including in respect of its obligations in satisfying the Conditions.

18.                              PUBLICITY AND CONFIDENTIALITY

18.1                       Neither Party shall originate any publicity, news release or public statement or announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it, or any of its terms, or to any amendment hereto, (each a Public Announcement) without the prior written consent of the other Party, save only such Public Announcements that are required by applicable laws or regulations (including under the rules of any relevant stock exchange or government agency regulating trading in securities of a Party or its parent affiliate) to be made, which Public Announcements shall be brief and factual to the extent permitted by applicable law.

18.2                       If a Party wishes to make a Public Announcement, including as required by law or regulation (including under the rules of any relevant stock exchange or government agency regulating trading in securities of a Party or its parent Affiliate), such Party shall give the other Party advance notice of at least five (5) Business Days (or such other time as is reasonably practicable in the circumstances)

and a copy of the proposed Public Announcement, so that the other Party may review such proposed Public Announcement and comment thereon, including to request the removal of or protective treatment for any of its confidential information or to correct the use of its name or trademarks. To the extent that the other Party requests that any of its confidential information in a proposed Public Announcement be deleted, the Party seeking to make such announcement shall delete such confidential information, unless legal counsel to the Party seeking to make the filing reasonably determines that such information is required by law to be included in a required filing, in which case such Party shall request protective treatment of such Confidential Information to the extent such treatment would be legally permissible.

18.3                       The Parties each consent to the joint release of the Public Announcement in the form as attached hereto as Schedule 4 on the Signing Date and prior to opening of trading on Euronext Amsterdam. Thereafter, either Party may re-disclose to third parties the information contained in such Public Announcement without the need for further approval by the other Party.

18.4                       Each Party shall keep confidential all information provided to it by or on behalf of the other Party, or otherwise obtained by or in connection with this Agreement, which relates to the other Party’s Group or business in accordance with the Confidentiality Agreement, dated as of March 9, 2009, between Johnson & Johnson Pharmaceutical Services, LLC, an Affiliate of Investor, and the Company, which shall remain in effect in accordance with its terms.

19.                              NOTICES

19.1                       Any notice or other communication to be given under this Agreement must be in writing and must be delivered (either by courier or otherwise) or sent by post or facsimile to the Party to whom it is to be given at its address as follows:

(a)                                to Investor at:

JHC Nederland B.V.

***

Netherlands

Marked for the attention of: ***

Fax: ***

with a copy to

Johnson & Johnson

***

Marked for the attention of:***
Fax: ***

and

Johnson & Johnson

***

Marked for the attention of: ***

Fax: ***

(b)                                to the Company at: ***

marked for the attention of ***

email: ***

Fax: ***

with a copy to

Allen & Overy LLP,

marked for the attention of ***

email: ***

fax:: ***

or at any such other address of which it shall have given notice for this purpose to the other parties under this Clause. Any notice or other communication sent by post shall be sent by prepaid first class post or registered mail (if the country of destination is the same as the country of origin) or by pre-paid airmail (if the country of destination is not the same as the country of origin).

19.2                       Any notice or other communication shall be deemed to have been given:

(a)                                 if delivered, on the date of delivery;

(b)                                 if sent by facsimile, on the date of delivery, or, if that date is not a Business Day, on the next Business Day; or

(c)                                 if sent by post, on the second Business Day after it was put into the post in case of inland post and on the fifth Business Day in the case of airmail.

19.3                       In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made, that confirmation of facsimile transmission was received, or that the envelope containing the communication was properly addressed and posted by prepaid first class post or registered mail or by prepaid airmail, as the case may be.

19.4                       This Section shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

20.                              FURTHER ASSURANCES

20.1                       On or after Closing, each Party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the other Party may from time to time reasonably require in order give full effect to this Agreement.

21.                              ASSIGNMENTS

21.1                       Neither Party may assign, or transfer any of its rights and/or obligations under this Agreement without the prior written consent of the other Party, provided that the such consent shall not be unreasonably withheld in the event Investor and its Affiliates wish to assign, or transfer any of their rights and/or obligations under this Agreement to a less than 100% Affiliate and provided the Investor and its 100% Affiliates may assign and/or transfer all or part of their rights and obligations hereunder to any of their respective 100% Affiliates without the consent of the Company.

22.                              PAYMENTS

22.1                       Unless otherwise expressly stated, all payments to be made under this Agreement shall be made in Euro to the Company, Investor or, where required to be transferred into the Notary Account, the Notary as follows:

(a)                                 to the Company at:

bank:	***
SWIFT code:	***
account name:	***
account number:	***
IBAN:	***

or such other account as the Company may specify; and

(b)                                 to Investor:

bank:	***
account name:	***
account number:	***
bank Address:	***
BIC:	***
IBAN:	***

or such other account as Investor may specify;

(c)                                 to the third party bank account of the Notary (the Notary Account) at:

bank:	***
BIC:	***
IBAN:	***
account name:	***
account number:	***
with reference to:	***

22.2                       Save as otherwise specifically set out in this Agreement, if a Party defaults in the payment when due of any sum payable under this Agreement, it shall pay statutory interest (wettelijke rente) at the then applicable rate on that sum from the date on which payment was due until the date of actual payment, which interest shall accrue from day to day and be compounded monthly.

22.3                       If a Party is required by law to make a deduction or withholding in respect of any sum payable under this Agreement, such Party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, pay to the other Party such additional amount as shall be required to ensure that the net amount received by the other Party will equal the full amount which would have been received by the other Party had no such deduction or withholding been required to be made.

23.                              GENERAL

23.1                       Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed or perpetually waived at Closing) shall continue to be in force after Closing.

23.2                       This Agreement may be executed in any number of counterparts (including facsimile copies). This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

23.3                       The rights of each Party under this Agreement:

(a)                                 may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of rights and remedies provided by law; and

(c)                                 may be waived only in writing and specifically.

Delay in the exercise or non-exercise of any such right is not a waiver of that right.

23.4                       Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement or a Party’s permitted assigns or successors. In the event any third party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

23.5                       If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:

(a)                                 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)                                the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

The Parties shall use reasonable efforts to agree a replacement provision that is legal, valid and enforceable to achieve so far as possible the intended effect of the illegal, invalid or unenforceable provision.

23.6                       Nothing in this Agreement limits or excludes any liability for fraud.

24.                              WHOLE AGREEMENT

24.1                       This Agreement and the other Transaction Documents to which the Company and Investor are or will be party, contain the whole agreement between the Parties relating to the Transactions and supersede all previous agreements, whether oral or in writing, between the Parties relating to these Transactions. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

24.2                       Each Party acknowledges that in agreeing to enter into this Agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in any of the Transaction Documents) made by or on behalf of any other Party before the entering into of this Agreement. Each Party waives all rights and remedies which, but for this

Section 24.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

24.3                       This Agreement may only be amended in writing and where such amendment is signed by all the Parties, or their assigns.

25.                              NO RESCISSION

25.1                       The Parties waive their rights, if any, to in whole or in part annul, rescind or dissolve (e.g. gehele dan wel partiële ontbinding en vernietiging) this Agreement. In the event of a breach of this Agreement by any of the Parties, the other Party shall be entitled to claim for damages (schadevergoeding) and/or specific performance (nakoming).

26.                              GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION

26.1                       This Agreement is governed by, and shall be construed in accordance with, the laws of the Netherlands, without application of any principle of conflict of laws that would result in reference to a different law.

26.2                       Unless otherwise set forth therein, any power of attorney or other document executed in connection with this Agreement will be governed by and construed in accordance with the laws of the Netherlands.

26.3                       Any controversy, dispute or claim arising out of this Agreement, including the Schedules attached hereto, or the interpretation, enforceability, performance, breach, termination or validity thereof, including disputes relating to alleged breach or termination of the foregoing (each a Dispute) shall be resolved pursuant to this Section 26.

26.4                       Any Dispute shall be finally resolved by binding arbitration in accordance with this Section 26 and the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration of International Disputes then in effect (CPR Rules) by either a sole arbitrator in accordance with Section 26.7 below or a panel of three (3) arbitrators to be appointed in accordance with Section 26.6 below (in each case, the Tribunal). The Netherlands Arbitration Institute (NAI) is designated as the Neutral Organization for all purposes for which a Neutral Organization is required under the CPR Rules. For purposes of this Section 26, International Rule 7.6 shall be deemed to be amended by deleting in the second and third lines the words “the Tribunal and”, so that in the event of a challenge of any arbitrator the members of the Tribunal shall as long as is practicable remain unaware of the identity of the challenging Party.

26.5                       The arbitration shall be conducted in the English language. The seat of the arbitration shall be Amsterdam, the Netherlands. Except as otherwise specified in this Section 26, the arbitrators shall decide the Dispute in accordance with the procedural laws of the Netherlands.

26.6                       Subject to Section 26.8 below, the panel of three arbitrators shall be constituted as follows: One arbitrator shall be appointed by each Party, and the third, who shall act as chair, shall be appointed by agreement of the Parties. If the Parties are unable to reach agreement on the third arbitrator within 60 days of the selection of the first arbitrator, the third arbitrator will be appointed in accordance with International Rule 6 of the CPR Rules.

26.7                       If after exchange of the notice of arbitration and the notice of defense it appears that no Party has demanded damages greater than ***, and that no Party has demanded equitable relief, there shall be a sole arbitrator. Such arbitrator shall be appointed by agreement of the Parties or, if the Parties are unable to reach agreement on the arbitrator within 60 days of the notice of arbitration, the arbitrator will be appointed in accordance with International Rule 6 of the CPR Rules.

26.8                       All persons appointed to act as arbitrator under this Section 26 shall be lawyers with at least fifteen years of professional experience and shall be independent of the Parties and impartial. Candidates for the position of chair of a three-arbitrator panel and candidates for the position of sole arbitrator may be interviewed by representatives of the parties in advance of their selection, provided that all Parties are represented at each interview. A Party may privately interview candidates for the position of arbitrator to be appointed by that Party prior to making an appointment to that position, but shall not discuss the merits of the Dispute with such candidate beyond providing a sufficient description of the nature of the Dispute to permit the candidate to discuss his or her qualifications to sit as an arbitrator. The candidates and appointed arbitrators shall follow the IBA Guidelines on Conflicts of Interest in International Arbitration.

26.9                       The arbitral tribunal shall confer with the Parties at the outset of the arbitration to establish a timetable for the arbitration. Absent agreement of the Parties to a longer period of time, such timetable shall provide for hearings to commence within nine (9) months of the date on which the Tribunal has accepted its appointment. In addition to the CPR rules, the Parties agree that the arbitration shall be conducted according to the IBA Rules on Taking of Evidence in International Commercial Arbitration. At the request of any Party, the Tribunal shall direct that a transcript be made of any hearing, and may make provision for how the cost of such transcript shall be borne pending allocation of such cost in the award.

26.10                Each party expressly waives any right it may have to a trial by jury of any Dispute, and also expressly waives any right it may have to seek or to be awarded punitive damages on account of any matter that is the subject of a Dispute.

26.11                The Tribunal shall endeavor to prepare and submit to the parties its award within ninety (90) days of the conclusion of the hearings and completion of any post-hearing submissions. The award of the Tribunal may grant any relief appropriate under the applicable law, including declaratory relief, injunctive relief, and specific performance, but may not include any penalty or element of punitive or exemplary damages, provided however, that the Tribunal may add to the actual damages awarded any additional amount(s) specifically permitted to be added by an applicable statute. Any award of money shall bear interest from 30 days after the date mentioned in the award at the lesser of 10% or the maximum rate allowed under applicable law. The Tribunal may award the costs and expenses of the arbitration as provided in the CPR Rules, but each Party shall bear its own attorneys fees. The award of the Tribunal may be entered and enforced in any court of competent jurisdiction. A court called upon to enforce such an award may require the losing Party to pay the reasonable attorney fees and costs of the other Party.

26.12                Any party may seek emergency, interim or provisional relief prior to date on which the entire Tribunal has accepted its appointment from any court of competent jurisdiction in the Netherlands, without prejudice to the agreement to arbitrate contained in this Section. After the date on which the entire Tribunal has accepted its appointment, any request for such relief shall be addressed to the arbitral Tribunal, which shall have the power to enter an interim award granting any non-monetary emergency, interim or provisional relief to which a Party may be entitled under applicable law.

26.13                The arbitration proceedings contemplated by this provision shall be as confidential and private as is permitted by law. In furtherance thereof, the Parties shall not disclose the existence, content or results of the Dispute or any proceedings conducted in accordance with this Section 26 except as herein provided. Any settlement agreement or arbitral award, and any materials specifically prepared in connection with the arbitration or any proceedings leading to settlement, shall not be admissible in any other proceeding. Notwithstanding the foregoing, this confidentiality provision shall not prevent a petition to vacate or enforce a settlement agreement or arbitral award, and shall not bar disclosures necessary or desirable in connection therewith, nor any disclosures required by law. Any award resulting from the proceedings conducted pursuant to this Section 26 shall have no preclusive effect on any matter involving third parties.

27.                              LANGUAGE

27.1                       The language of this Agreement is English and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AS WITNESS this Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

JHC NEDERLAND B.V.	CRUCELL N.V.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

JHC NEDERLAND B.V.

By:

Name:

Title:

Date:

Signature Page to Equity Purchase Agreement

SCHEDULE 1

CLOSING ACTIONS

PART 1

OBLIGATIONS OF THE COMPANY

At Closing:

(a)           The Company will, with respect to itself, provide Investor with written evidence that the persons that will be signing the Deed of Issue and all related documents as representatives of the Company are duly authorised to represent the Company and to enter into this agreement in the name of the Company.

(b)           The Company shall deliver to Investor the Company Officer’s Certificate.

(c)           The Company shall procure:

(i)            the release of the Legal Opinion concurrently with the execution of the Deed of Issue;

(ii)           completion of the other actions to be performed by the Company contemplated by Section 10; and

(iii)          the registration of the Shares in the Company’s shareholders register.

PART 2

OBLIGATIONS OF INVESTOR

At Closing:

(a)           Investor will provide the Company with written evidence that the persons that will be signing the Deed of Issue and all related documents as representatives of Investor are duly authorised to represent Investor and to enter into this agreement in the name of Investor;

(b)           Investor shall deliver to the Company the Investor Officer’s Certificate; and

(c)           Investor shall procure completion of the other actions to be performed by Investor contemplated by Section 10.

PART 3

GENERAL

At Closing, the Parties shall, and shall procure that the members of their respective Groups, shall (as appropriate) execute the Registration Right Agreement.

SCHEDULE 2

COMPANY’S WARRANTIES

1.            Authority and Capacity

1.1          The Company is validly existing and is a company duly incorporated under the laws of the Netherlands as a limited liability company (naamloze vennootschap).

1.2          The Company has full power and authority (corporate or otherwise) to carry on its respective business as currently conducted and as disclosed in the SEC Documents filed with or furnished to the SEC prior to the date of the Agreement, and to enter into, execute, deliver and carry out the terms of the Agreement and the other Transaction Documents and to incur and discharge its obligations provided for herein and therein.

1.3          The Company has taken or will have taken by the Closing Date all corporate action required by it to authorise it to perform its obligations pursuant to this Agreement and the other Transaction Documents.

1.4          The Transaction Documents (other than the Registration Rights Agreement) have been, and at Closing the Registration Rights Agreement will be, duly and properly executed and duly delivered, as required by law, by the Company, and assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, constitute or will constitute legal and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation or other similar laws affecting the enforcement of the creditors’ rights generally or by general principles of equity.

1.5          Except for the filing for approval of the prospectus and request for admission to trading as set out in Section 14.1 and related required actions, no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, any Government Entity or any other person is required to be made or obtained by the Company in connection with (i) the execution or enforcement of the Transaction Documents or (ii) the consummation of any of the transactions provided for hereby or thereby, other than in all cases where the failure to obtain or make such consent, waiver, approval, authorization, exemption, registration, license, declaration or filing, is attributable to Investor or would not, individually or in the aggregate, be reasonably expected to materially impair or delay the Company’s ability to perform its obligations hereunder or thereunder.

1.6          No action has been taken or is contemplated to dissolve or liquidate the Company, and, to the Knowledge of the Company, no insolvency proceedings have been proposed, commenced or threatened against the Company and no judgement has been made or is pending declaring the Company insolvent.

2.            The Shares and Ordinary Shares

2.1          When issued and paid for in accordance with the Agreement, (i) the Shares will be duly and validly issued, fully paid and non-assessable, (ii) such Shares will form part of the same class of ordinary shares and will have the same rights, preferences, privileges and restrictions as all of the other Ordinary Shares, except as provided in the following clause (iii), (iii) the issuance of such Shares will not be subject to pre-emptive rights (which will have been validly excluded), and (iv) Investor will acquire full ownership of such Shares, free and clear of any lien, encumbrance, attachment, usufruct, pledge or other security interest or limitation (except as provided for in the Shareholder Agreement).

2.2          Save for *** Ordinary Shares to be issued pursuant to the exercise of options under the ESOP since 4 September 2009, as of the Signing Date and immediately prior to Closing, the Company shall have 66,634,036 issued Ordinary Shares. Except for *** options granted under the ESOP, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for, or any other obligations or commitments of the Company or any of its Group Companies to create, issue, sell or otherwise dispose of, any securities of the Company or any of its Group Companies.

2.3          Save as set out in the Articles of Association as they are in force on the Signing Date and save as set out in the Shareholder Agreement, there are no restrictions applicable to the Ordinary Shares generally upon the voting or transfer of any of the Ordinary Shares pursuant to the Company’s constituting documents or pursuant to any agreement or other instrument to which the Company is a party or by which it may be bound.

3.            Effect of Transactions

3.1          The execution and delivery of this Agreement and the other Transaction Documents by the Company will not (i) conflict with or result in any material breach of any applicable law, regulation or corporate governance code or any provision of the Articles of Association or any of the Group Companies’ articles of association (or equivalent documents), (ii) require any consent, waiver or approval under any material contractual arrangement of the Company or the Group Companies, (iii) result in a material breach, default, penalty or other (payment) obligation under any contractual arrangement of the Company or the Group Companies, (iv) result in the creation or imposition of any security interest or encumbrance of any kind on any asset of the Company or any of the Group Companies, or (v) violate any rule or regulation applicable to the Company or any of the Group Companies or any of their respective assets except if such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2          No Dutch capital tax, registration tax, transfer tax, stamp duty or any other similar Dutch tax or duty will be payable by or on behalf of Investor in the Netherlands in respect of or in connection with the sale and purchase of the Shares,.

4.            Prospectus, Listing and Securities Laws

4.1          The Ordinary Shares currently in issue are listed on Euronext Amsterdam and the Company is in compliance in all material respects with the relevant rules of Euronext Amsterdam and any other applicable rules or regulations in relation to the listing and there are no other applicable requirements of Euronext Amsterdam with which it is not in compliance.

4.2          The American Depositary Shares of the Company (the ADS) currently in issue are listed, and any ADS subsequently issued to Investor or its Affiliates will be listed, on The Nasdaq Stock Market. To the Knowledge of the Company the Company is in compliance in all material respects with the applicable Nasdaq Marketplace Rules.

4.3          To the Knowledge of the Company, in relation to the Company, the Ordinary Shares or any securities the value of which are dependent on the value of the Ordinary Shares, the Company in the period prior to execution of this Agreement has not (i) materially infringed applicable securities laws in the Netherlands in respect of insider trading (voorwetenschap), (ii) failed to make any material notification or filing required under such laws and regulations or (iii) done anything or omitted to do anything which might constitute a material breach or criminal offence under such laws.

4.4          All of the public statements (including regulatory filings, financial statements, press releases and information communicated to the market) made by the Company or the Group Companies comply with applicable law, regulations and corporate governance codes in all material respects, and none of them contained as of the date such statement was made any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and the Company and the Group Companies have not failed to observe any obligation to make any such public statement in any material respect.

4.5          On the date the Prospectus will be published: (i) the Prospectus will contain all information which is material and all such information, which, according to the particular nature of the Company and its Group Companies, the Shares and the Transactions, investors would reasonably require and reasonably expect to find there to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and of the rights attaching to the Shares and which is required to comply with all statutory and other legal provisions of the Netherlands (including the Act on the Financial Supervision) and the Prospectus Directive; (ii) all statements in the Prospectus or any other document issued in connection with the Transactions will be true, accurate and not misleading in any material respect (iii) the Prospectus will not omit to state any material fact necessary to make such information, opinions, predictions or intentions not misleading in any respect; and (iv) all requirements of the AFM in connection with the approval of the Prospectus and all conditions to such approval and any derogations or variations from the requirements or policies of the AFM or of the Prospectus Directive granted by the AFM in connection with such approval, will be satisfied or complied with.

4.6          The Company meets all of the requirements for filing with the SEC a registration statement on Form F-3 with respect to the Shares.

4.7          Assuming the accuracy of Investor’s representations and warranties, neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Shares to the registration requirements of Section 5 of the Securities Act.

4.8          The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale, or solicit offers to buy, or otherwise negotiate in respect of, any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to Investor.

4.9          Neither the Company, nor any of its officers, directors, employees, agents, stockholders, or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.10        The Company is a “Well-Known Seasoned Issuer” as defined in Rule 405 under the Securities Act.

4.11        (i) Since 31 December 2008, the Company has filed or furnished (as applicable) all SEC Documents to the SEC under the Exchange Act or the Securities Act, (ii) the Company has delivered to Investor or its representatives, to the extent not publicly available through the SEC’s website or otherwise, true and complete copies of the SEC Documents, and (iii) as of their respective filing dates, the SEC

Documents (other than SEC Documents not deemed to be “filed” for the purposes of Section 18 of the Exchange Act) (a) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) conformed in all material respects to the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

5.            The Company and its Group

5.1          (i) All certificates, permissions, authorisations and consents which are material for carrying on the respective businesses of the Company and each of the other Group Companies have been obtained and are in full force and effect and (ii) neither the Company nor any of the other Group Companies has received or reasonably should expect to receive any notice of any Legal Proceedings relating to the revocation or modification of any such certificate, permission, authorisation or consent which, if the subject of an unfavourable decision, ruling or finding, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.2          All pre-clinical and clinical studies, trials and investigations conducted or sponsored by the Group Companies are being, and at all times have been, conducted in compliance in all material respects with all applicable clinical protocols, informed consents and Applicable Laws administered or issued by applicable Regulatory Authorities, including (to the extent applicable) (i) U.S. Food and Drug Administration standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the U.S. Code of Federal Regulations, (ii) investigational new drug requirements, (iii) U.S. Food and Drug Administration standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314, and 320 of the U.S. Code of Federal Regulations, (iv) U.S. and international federal, state, and local laws restricting the use and disclosure of individually identifiable health information, and (v) the International Conference on Harmonisation Guideline on Good Clinical Practice (ICH Topic E6).

5.3          Since 31 December 2005, neither the Company nor any other Group Company has directly or indirectly received any oral or written communication (including any warning letter, untitled letter, Form 483 or similar notice) from any Regulatory Authority except communications which have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4          Neither the Company nor any other Group Company, nor, to the Knowledge of the Company, any of their respective officers or employees (in their capacity as such), has made an untrue statement of a material fact or a fraudulent statement to any Regulatory Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time of such disclosure or failure to disclose, could reasonably be expected to provide a basis for any Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) of the U.S.A. or any similar policy in the Netherlands, the U.S.A. or elsewhere, in each case, in connection with the respective business of the Company or such other Group Company, as the case may be.

5.5          To the Knowledge of the Company neither any Group Company, nor, any agent or other person acting on behalf of a Group Company has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to domestic or foreign political activity, (ii) made any unlawful payment to domestic or foreign government officials or employees, or to any domestic or foreign political parties or campaigns, from corporate funds, (iii) failed to disclose fully any contribution made by such Group Company (or by any person acting on such Group Company’s behalf of whom the Company is aware) that is in violation of law, or (iv) violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

5.6          No Government Entity of competent jurisdiction has, to the Knowledge of the Company: (i) instituted or threatened any Legal Proceedings to restrain, prohibit or otherwise challenge or interfere with the Transactions or any part thereof proposed under this Agreement or any other Transaction Document to which the Company is a party; (ii) threatened to institute any Legal Proceedings as a result or in anticipation of the implementation of such Transactions or any part thereof; or (iii) proposed or enacted any Applicable Law, or given any Judgment, binding on the Company, which would prohibit, materially restrict or materially delay implementation of such Transactions.

5.7          To the Knowledge of the Company, the Company and each Group Company has conducted its business at all times in compliance with Environmental Laws and Health and Safety Laws in all material respects. Except as has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no property currently or formerly owned or operated by any Group Company has been materially contaminated with any Hazardous Material and no Group Company is subject to any liability for Hazardous Material disposal or contamination on any third party property. Except as has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received any notice, claim, demand or other communication alleging any actual or potential breach of Environmental Laws or Health and Safety Laws from any applicable authority or individual and to the Knowledge of the Company there are no circumstances that might reasonably be expected to give rise to the service of any such notice, claim, demand or communication.

5.8          The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, as applicable, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.9          The Company and its Subsidiaries’ internal control over financial reporting is effective and to the Knowledge of the Company there are no material weaknesses in its internal control over financial reporting.

5.10        (i) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act, (ii) such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its consolidated Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities and (iii) such disclosure controls and procedures are effective.

5.11        Since 31 December 2008, there has been no Material Adverse Effect.

5.12        Since 31 December 2008, no Group Company has entered into any material contract or material commitment or incurred any material liability (including a contingent liability) which is outside the ordinary course of business or is of an unusual or onerous nature, other than the Transaction Documents or any other agreement permitted pursuant to this Agreement. Since 31 December 2008, the Company and the Group Companies have conducted their respective businesses in the ordinary course consistent with past practice in all material respects, except for (i) the negotiation and the signing of this Agreement and related agreements with Investor and its Affiliates and (ii) discussions with certain third parties related to proposed strategic transactions with the Company that did not result in the execution of any definitive agreement with respect to a transaction.

5.13        Except as set out in this Agreement or any other Transaction Document or any SEC Document, there are no material agreements, arrangements or understandings (whether legally binding or not) between any Group Company and any person (other than another Group Company) who is or was a shareholder, or the beneficial owner of any interest in any such Group Company or in any company in which any Group Company is interested, or any person connected with any such person, relating to the management of the business of such Group Company or the appointment or removal of any directors of such Group Company or the ownership or transfer of ownership of any of the material assets of such Group Company or which concerns the provisions of any material finance, goods, services or facilities to or by such Group Company.

5.14        To the Knowledge of the Company (i) the statutory books, books of account and other material records of each Group Company that are required by law to be kept by such Group Company are up-to-date and contain materially complete and accurate records to the extent required by law, (ii) no Government Entity of competent jurisdiction has given any notice, or made any allegation, that any such records are incorrect or contain any error that should be rectified except where such notice or allegation has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) all material accounts, documents and returns that are required by law to be delivered or made to the Dutch tax authority (Belastingdienst) or any other similar statutory authority in any other relevant jurisdiction have been duly and correctly delivered or made.

5.15        Each Group Company has good and marketable title to all real property, and good and marketable title to all personal property, that is owned by it and which is material to its business, in each case free and clear of all Encumbrances, except for Permitted Liens.

5.16        Except as encountered in the ordinary course of business or as disclosed in the Financial Statements or the Disclosure Letter, (a) neither the Company nor any other Group Company nor, to the Company’s knowledge, any of their respective officers (in their capacity as such) is, or has in the last 12 months been, engaged in any Legal Proceedings and (b) to the Knowledge of the Company, no Legal Proceedings have been threatened by or against the Company or any other Group Company or any of their respective Officers (in their capacity as such).

5.17        Each Group Company is and has been insured by insurers of recognized financial responsibility against such losses and risks, and in such amounts, as the Company believes to be prudent and customary in the businesses and locations in which each Group Company is engaged. No Group Company has received any notice of cancellation of any such insurance, and no Group Company, to Knowledge of the Company, will be unable to renew its existing insurance coverage as and when such coverage expires, or to obtain similar coverage from similar insurers as may be necessary to continue the Group Company’s business without a significant increase in cost.

5.18        (i) the Group Companies own, or possess the right to use, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, (ii) to the Knowledge of the Company none of the Group Companies has infringed or violated, or is infringing or violating, the intellectual property rights of any third party and, to the Knowledge of the

Company, no third party is infringing or otherwise violating any of the rights arising under the intellectual property owned by, licensed to or otherwise used by any of the Group Companies, (iii) neither the Company nor any other Group Company has received any written notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing, (iv) the Group Companies are in all material respects in compliance with the terms of all intellectual property rights licensed to them and have performed all obligations required to be performed by them to date under such licenses, and none of them are (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect under such licenses, and (v) the execution and delivery of this Agreement and the other Transaction Documents, the Closing and the other transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof do not and will not conflict with, or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any intellectual property right owned by, licensed to, or otherwise used by, any of the Group Companies.

5.19        Except as set out in the SEC Documents, no Group Company has a pension scheme or any obligation to contribute towards the pension arrangements of such Group Company’s directors or employees or former directors or employees.

5.20        No material labour dispute exists or, to the Knowledge of the Company, is imminent, with respect to any employees of any Group Company, which would have, or reasonably be expected to result in, a Material Adverse Effect, and the Company believes that each Group Company’s relationship with its employees is good. Each Group Company is in compliance with all domestic and foreign federal, state and local laws and regulations relating to employment and employment practices, terms and conditions of employment, and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.21        To the Knowledge of the Company, the Company’s audited financial statements as at 31 December 2008 provide for or disclose, in accordance with generally accepted accounting principles and on a basis consistent with the accounting policies adopted by the Company, all Material Tax Liabilities (meaning Tax liabilities exceeding individually EUR 250,000 per legal entity) which the Company or any other Group Company, as the case may be, had as at that date.

5.22        Since 31 December 2008, no Group Company has incurred a Material Tax Liability other than in the ordinary course of business which could reasonably be considered material.

5.23        To the Knowledge of the Company, all information, returns, computations and notices of each Group Company required by law for Tax purposes have been made up to and including the date hereof within the requisite period or within the extended period as approved by any tax or other statutory authority, and on a proper basis and are up-to-date and correct.

5.24        To the Knowledge of the Company, except as disclosed in the Audited Financial Statements, no claim or dispute involving the Company or any other Group Company has been made by or arisen with any Tax authority, which, in each case, could reasonably be considered material and, to the Knowledge of the Company, there is no significant risk that a claim of this type will be made or that a dispute of this type will arise.

5.25        To the Knowledge of the Company, each of the Group Companies has within any applicable time period paid or accounted for all Material Tax Liabilities required to be paid or accounted for by it prior to the date of this Agreement.

5.26        No Group Company has made an entity classification election under U.S. Treasury Regulation Section 301.7701-3.

5.27        Except as set out in this Agreement or any other Transaction Document, there is not outstanding (i) any loan made by any Group Company to, or debt owing to any Group Company by, any director or any shareholder of the Company, or any person connected with any of them or (ii) any agreement or arrangement to which any Group Company is a party and in which any director or any shareholder of the Company or any such connected person is interested,

5.28        No Group Company other than the Company is a reporting company under Sections 13(a), 13(c) or 15(d) of the Exchange Act.

5.29        (i) The audited consolidated financial statements together with the related notes of the Company as of 31 December 2008 and 2007 and for the three years ended 31 December 2008 included in the Company’s Annual Report on Form 20-F (the Audited Financial Statements) (a) present a true and fair view of the state of affairs of the Company and its consolidated Subsidiaries as of their respective dates and the profit and loss of the Company and its consolidated Subsidiaries for the periods to which they relate, and (b) have been prepared in accordance with IFRS, and (ii) the unaudited consolidated interim financial data as of and for the six month periods ended 30 June 2009 provided to Investor (the Unaudited Financial Data, and, together with the Audited Financial Statements, the Financial Information) (a) present (subject to customary year-end audit adjustments) a true and fair view of the state of affairs of the Company and its consolidated Subsidiaries as of their respective dates and the profit and loss of the Company for the periods to which they relate and (b) have been prepared in accordance with IFRS and otherwise on a basis consistent with the Audited Financial Statements. Any Financial Information included in SEC Documents filed or furnished after the Signing and prior to the Closing will be prepared on a basis consistent with clause (i) or (ii) above, as applicable.

5.30        Except the fees payable by the Company to the Company’s lawyers and to Barclays, no fees and expenses of any broker, investment banker or financial advisor or other person engaged by the Company or any of its Affiliates in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby will be payable by the Company, Investor or any of their respective Affiliates.

6.            Information

6.1          To the best knowledge of the Company, all material information that a prudent party would reasonably require in deciding whether to enter into the Transactions has been provided to Investor and all information provided by the Company or by the Group Companies to Investor, its Affiliates and their Officers is correct in all material respects and not misleading.

SCHEDULE 3

REPRESENTATIONS AND WARRANTIES OF INVESTOR

1.                                     Authorisation and Capacity

1.1                              Investor is validly existing and is a company duly incorporated under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)].

1.2                              Investor has full power and authority (corporate or otherwise) to enter into, execute, deliver and carry out the terms of the Agreement and the other Transaction Documents to which is a party and to incur its obligations provided for herein and therein, all of which have been duly authorised by all necessary corporate action and is not in violation of its articles of association or governing documents.

1.3                              No consent, authorisation or approval of, filing with, notice to, or exemption by, any governmental authority is required to authorise or is required in connection with the execution, delivery and performance by Investor of the Agreement and the other Transaction Documents to which is a party, or is required as a condition to the validity or enforceability of thereof, other than in all cases where the failure to obtain or make such consent, waiver, approval, authorization, exemption, registration, license, declaration or filing, is attributable to the Company or would not, individually or in the aggregate, be reasonably expected to materially impair or delay Investor’s ability to perform it obligations thereunder.

1.4                              The Agreement and the other Transaction Documents to which Investor is or will be a party, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute legal and binding obligations of Investor, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation or other similar laws affecting the enforcement of the creditors’ rights generally or by general principles of equity.

1.5                              The execution, delivery and carrying out by Investor of the terms of the Agreement and the other Transaction Documents to which is a party will not constitute a default under, conflict with, or require any consent under (other than consents which have been obtained), any applicable laws and regulations or any mortgage, indenture, contract, agreement, license, judgment, decree or order to which it is party or by which it or its assets are bound, which defaults, conflicts and consents, if not obtained, would have a material adverse effect on the rights or obligations of any of the Parties under this Agreement and the other Transaction Documents to which Investor is a party, or the ability of any Party to perform its obligations hereunder or thereunder.

2.                                     Financing

2.1                              Investor has at the date hereof and will have at the Closing Date sufficient funds to effect the payments due by it at the Closing Date and fulfil all of its obligations as contemplated by this Agreement and the other Transaction Documents.

3.                                     Securities Laws

3.1                              Investor is an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act and is knowledgeable, sophisticated, and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares. Investor has had (i) an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management, and (ii) access to adequate information about the Company and its business, management, financial affairs to enable it to evaluate its investment in the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Schedule 2 of this Agreement or the right of Investor to rely thereon.

3.2                              Investor is acquiring the Shares for its own account for investment purposes only, and not with a view to the distribution of any part thereof in violation of the Securities Act or any applicable state laws. Investor does not currently have any arrangement or understanding with any other persons regarding the distribution of the Shares.

3.3                              Investor will not, directly or indirectly, offer, sell, pledge, transfer, or otherwise dispose of (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of) any of the Shares, except in compliance with the laws of the Netherlands, the Securities Act, and all other applicable U.S. federal and state securities laws, and the applicable laws of any other jurisdiction.

3.4                              Investor has carefully considered the potential risks relating to the Company and to the purchase of Shares, and understands that the Shares are speculative investments which involve a high degree of risk of loss of Investor’s entire investment.

3.5                              Investor acknowledges, represents and agrees that no action has been taken in the United States that would permit (i) a public offering of the Shares, or (ii) possession or distribution of offering materials in connection with the issue of the Shares. Investor will comply with all applicable laws and regulations in each jurisdiction in which it subscribes, offers, sells or delivers Shares or possesses or distributes any offering material.

3.6                              Investor understands that (i) the Shares have not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions there from, and (ii) that the Shares may be resold only if registered pursuant to the provisions of the Securities Act pursuant to an exemption from registration under the Securities Act or in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act. Investor further understands that no public offering (openbare uitgifte) has been conducted in the Netherlands or any other jurisdiction with respect to the Shares.

3.7                              Investor represents, warrants and agrees that it has not engaged in any short selling of the Company’s securities, or established or increased any “put equivalent position” as defined in rule 16(a) - 1(h) under the Exchange Act with respect to Company’s securities within the past 10 trading days.

SCHEDULE 4

PRESS RELEASE

Public Announcement

Johnson & Johnson and Crucell Announce Strategic Collaboration to Develop Innovative Products, Including Therapies for Influenza Prevention and Treatment

Agreement also includes 18% Equity Investment in Crucell by Johnson & Johnson
and a Collaboration to Develop Innovative Therapies for Other Diseases

New Brunswick, N.J., and Leiden, the Netherlands September XX, 2009 — Johnson & Johnson (NYSE: JNJ) and Crucell (Euronext, NASDAQ: CRXL; Swiss Exchange: CRX) today announced that Johnson & Johnson, through its subsidiary Ortho-McNeil-Janssen Pharmaceuticals, Inc., and Crucell have entered into a strategic collaboration focusing on the discovery, development and commercialization of monoclonal antibodies and vaccines for the treatment and prevention of influenza and other infectious and non-infectious diseases.

The immediate focus of the collaboration will be the development and commercialization of a universal monoclonal antibody product (flu-mAb) for the treatment and prevention of influenza. The focus of the long-term innovation collaboration will be on new discovery programs leading to the development and commercialization of a universal influenza vaccine as well as the development of monoclonal antibodies and/or vaccines directed against up to three other infectious and non-infectious disease targets.

Johnson & Johnson, through its affiliate JHC Nederland B.V., has also purchased 14.6 million newly issued ordinary shares of Crucell, representing approximately 18% of Crucell’s outstanding ordinary shares, for an aggregate purchase price of € 301.8 million.  In addition, the companies have agreed to development milestones and royalty payments based on the successful development and commercialization of products in connection with the collaboration.

Under the flu-mAb collaboration, Crucell and Ortho-McNeil-Janssen Pharmaceuticals or its affiliates will share responsibilities to develop a universal flu-mAb product targeting all influenza A strains, including H1N1 strains (which cause seasonal flu and the current pandemic) and the H5N1 or avian strain (‘bird flu’). Crucell will be responsible for research and development through Phase IIa of the influenza antibodies it has already discovered, as well as newly discovered influenza antibodies that emerge from the collaboration. Ortho-McNeil Janssen Pharmaceuticals or its affiliates will be responsible for late-stage development of the flu-mAb product from Phase Ilb onward.

Under the long-term innovation collaboration, Ortho-McNeil-Janssen Pharmaceuticals or its affiliates and Crucell will jointly work to discover and develop a universal flu vaccine for the prevention of influenza, as well as antibody and/or vaccine products against up to three additional infectious or non-infectious disease targets to be selected after exploratory research.

Both collaborations will leverage the vaccine/antibody know-how and technology platforms of Crucell and the broad scientific and development expertise of Ortho-McNeil-Janssen Pharmaceuticals and its affiliates.

Ortho-McNeil-Janssen Pharmaceuticals will hold commercialization rights for products resulting from both collaborations in all countries throughout the world with the exception of the European Union and certain additional European countries, where Crucell will retain commercialization rights. Ortho-McNeil-Janssen

Pharmaceuticals’ commercialization rights for products emerging from the innovation collaboration may be expanded worldwide if Crucell elects not to contribute toward development.

Influenza causes significant morbidity and mortality worldwide. In 2008 alone, some 14 million people in the industrialized world were diagnosed with influenza, with millions more being diagnosed in developing regions. Annual flu epidemics are thought to result in 3—5 million cases of severe illness and result in more than 350 thousand deaths every year around the world.

“Despite significant advances in prevention and treatment, influenza remains a major health threat, and each year, vaccines must be formulated to address the current influenza strain,” said Paul Stoffels, Global Head, Pharmaceuticals Research and Development, Johnson & Johnson. “A universal antibody or vaccine that protects against a broad range of strains would be an important advance in helping doctors and nurses manage the annual influenza season and control acute epidemic and pandemic outbreaks. We are excited about this collaboration with Crucell because it provides us access to antibody and vaccine know-how and technology and expands our ability to offer preventive health care solutions for unmet medical needs.”

Crucell’s Chief Executive Officer, Ronald Brus, said: “Crucell’s innovative technologies for the discovery, development and manufacture of antibody products and vaccines provide avenues to develop much-needed medical solutions for global health threats. We are delighted that this collaboration with Johnson & Johnson will strengthen and facilitate our efforts to bring innovation to global health. It provides an avenue to accelerate Crucell’s existing ‘flu-mAb’ program, which has already demonstrated the potential to deliver an antibody product for the prevention and treatment of any type of influenza strain.”

In connection with the equity investment, Crucell and JHC Nederland have entered into a shareholder agreement setting forth certain rights and restrictions of JHC Nederland as a shareholder, which includes a 3-year standstill requiring Crucell’s consent for an increase of JHC Nederland’s interest in Crucell (subject to customary exceptions), a 3-month lock-up on transfers of the shares (subject to customary exceptions) and certain other provisions. The shareholder agreement will be described in more detail in the prospectus which will be issued by Crucell in connection with the listing of the shares issued to JHC Nederland.

On August 18, 2009, Crucell announced that it had received a U.S. National Institutes of Health (NIH) contract aimed at advancing the development of monoclonal antibodies for the treatment of seasonal and pandemic influenza. The contract provides funding of up to $40.7 million, with additional options worth a further $28.4 million that may be triggered at the discretion of the NIH, bringing the potential total award amount to $69.1 million. This funding will be used for Crucell’s work in the flu-mAb collaboration announced today between Crucell and Ortho-McNeil Janssen Pharmaceuticals to expedite the potential availability of a universal antibody product for the treatment and prevention of influenza in humans.

SCHEDULE 5

DEED OF ISSUE

ISSUANCE OF SHARES CRUCELL N.V.

CRUCELL N.V.

AND

JHC NEDERLAND B.V.

ALLEN & OVERY

AMSTERDAM

Dated 28 September 2009

ISSUANCE OF SHARES CRUCELL N.V.

THIS DEED (this Deed) is made on 28 September 2009,

BETWEEN:

1.                                     Crucell N.V., a public company (‘naamloze vennootschap’) under Dutch law, having its official seat in Leiden, the Netherlands, its office address at Archimedesweg 4, 2333 CN Leiden, the Netherlands and registered in the Commercial Register under number 28087740 (Crucell) and as such representing Crucell; and

2.                                     JHC Nederland B.V., a private company with limited liability (‘besloten vennootschap met beperkte aansprakelijkheid’) under Dutch law, having its official seat in Amersfoort, the Netherlands, its office address at Paul Janssenweg 150, 5026 RH Tilburg, the Netherlands and registered in the Commercial Register under number 18039770 (the Investor) and as such representing the Investor.

Each of the parties mentioned under 1. and 2. hereinafter referred to as a Party, and collectively as the Parties.

RECITALS:

(A)          On 28 September 2009, Crucell and the Investor entered into an agreement (the Equity Purchase Agreement) regarding the sale and issuance of shares in the share capital of Crucell by Crucell to the Investor.

(B)                               Further to extensive negotiations between Crucell and the Investor, on 27 September 2009, the Management Board of Crucell resolved to issue to the Investor 14,626,984 ordinary registered shares in the share capital of Crucell (the New Shares), with a nominal value of EUR 0.24 each which resolution was approved by the Supervisory Board of Crucell.

(C)          Concurrently and in relation to the issuance of the New Shares, Crucell shall enter into a cooperation with the Investor or its affiliates.

(D)                               As soon as reasonably possible after the execution of this Deed, the Investor shall have the New Shares converted into bearer shares in accordance with the relevant provisions of the articles of association of Crucell and the Equity Purchase Agreement.

(E)          Crucell will apply for admission to trading of the New Shares on Euronext Amsterdam by NYSE Euronext as soon as reasonably possible after signing of the Equity Purchase Agreement, but in any case within ninety days after the execution of this Deed in accordance with Rule 61002/1 sub (ii) of Euronext Rule Book I: Harmonised Rules.

(F)                               Crucell and the Investor shall hereby effect the issuance of the New Shares on the terms stated below, on the terms of the Equity Purchase Agreement.

NOW THEREFORE, CRUCELL AND THE INVESTOR HAVE AGREED AS FOLLOWS:

Article 1. Issuance.

1.1          Crucell hereby issues the New Shares to the Investor and the Investor hereby accepts the same from Crucell, all on the terms of the Equity Purchase Agreement.

1.2          The New Shares shall be registered and no share certificates shall be issued for the New Shares.

1.3          Crucell shall register the issuance of the New Shares in its register of shareholders.

Article 2. Issue Price; Share Premium; Payment; Discharge.

2.1                              The New Shares are issued at an issue price of EUR 20.63 per share, amounting to EUR 301,754,679.90  in the aggregate (the Obligation To Pay).

2.2                              The amount by which the full amount of the Obligation To Pay exceeds the aggregate nominal value of the New Shares will be share premium and will be added to the general share premium reserve (‘algemene agioreserve’) maintained in the books of Crucell.

2.3                              The full amount of the Obligation To Pay will be paid in euro into the designated account of the civil law notary on the date hereof. The civil law notary shall release and pay the Obligation To Pay to Crucell in accordance with the Notary Letter as attached to this Deed (Annex).

Article 3.  Dissolution (‘ontbinding’).

Without prejudice to the provisions of the Equity Purchase Agreement, Crucell and the Investor waive the right to dissolve the agreement laid down in this Deed or to demand dissolution thereof.

Article 4.  General

4.1                              This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any Party may enter into this Deed by executing a counterpart.

4.2                              This Deed is governed by and shall be construed in accordance with Dutch law. Any disputes arising from or in connection with this Deed shall be dealt with in accordance with the relevant provisions of the Equity Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AS WITNESS this Deed has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Deed.

JHC NEDERLAND B.V.	CRUCELL N.V.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

JHC NEDERLAND B.V.

By:

Name:

Title:

Date:

Signature Page to Deed of Issue

SCHEDULE 6

OFFICER’S CERTIFICATES

PART 1

COMPANY’S OFFICER’S CERTIFICATE

JHC NEDERLAND B.V.

Paul Janssenweg 150

5026 RH Tilburg

Attn. Management Board

Leiden,	28 September 2009
Subject	Officer’s certificate

Dear Sirs,

The undersigned, acting in its capacity as authorised representative of Crucell N.V. (the Company) hereby certifies, pursuant to clause 4.1(a) of the equity purchase agreement relating to the issue and purchase of new shares in the share capital of the Company which agreement has been signed by the Company and JHC Nederland B.V. on 28 September 2009 (the Equity Purchase Agreement), to you, that:

(a)           the Company has performed all obligations and conditions required to be performed under the Equity Purchase Agreement on or before the date hereof; and

(b)           except as disclosed in or pursuant to the Disclosure Letter (as defined in the Equity Purchase Agreement), the representations, warranties, and agreements of the Company are true and correct in all material respects (or where it concerns those representations and warranties qualified by materiality or Material Adverse Effect (as defined in the Equity Purchase Agreement), such representations and warranties are true in all respects) on the date hereof.

Yours sincerely

For and on behalf of Crucell N.V.

Name:
Title:

PART 2

INVESTOR’S OFFICER’S CERTIFICATE

Crucell N.V.

Archimedesweg 4

2333 CN Leiden

Attn. Management Board

Leiden,	28 September 2009
Subject	Officer’s certificate

Dear Sirs,

The undersigned, acting in their capacity as authorised representatives of JHC Nederland B.V. (the Investor) hereby certify, pursuant to clause 4.1(c) of the equity purchase agreement relating to the issue and purchase of new shares in the share capital of the Crucell N.V. (the Company) which agreement has been signed by the Company and JHC Nederland B.V. on 28 September 2009 (the Equity Purchase Agreement), to you, that:

(c)           Investor has performed all obligations and conditions required to be performed under the Equity Purchase Agreement on or before the date hereof; and

(d)           the representations, warranties, and agreements of the Investor are true and correct in all material respects (or where it concerns those representations and warranties qualified by materiality or Material Adverse Effect (as defined in the Equity Purchase Agreement), such representations and warranties are true in all respects) on the date hereof.

Yours sincerely

For and on behalf of JHC Nederland B.V.

Name:	Name:
Title:	Title:

SCHEDULE 7

INTERPRETATION

1.                                     Terms Defined:

In this Agreement and the Schedules hereto, where the context admits:

Acquirer has the meaning set out in Section 5.1;

ADS has the meaning set out in Schedule 2, Section 4.2;

Affiliate means with respect to a specified Party, any corporation, partnership, or other business or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party. The term “control” means, for purposes of this definition, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by contract. Control will be presumed if one entity owns, either of record or beneficially, fifty percent (50%) or more of the capital stock or share capital entitled to vote for the election of directors of the entity or fifty percent (50%) or more of equity or voting interest of the entity;

AFM has the meaning set out in Section 15.1;

Aggregate Issue Price means EUR 301,754,679.90;

Agreement has the meaning set forth in the introduction of this Agreement;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Company and Investor;

Applicable Laws means any and all applicable laws (whether civil, criminal or administrative) including common law, statutes, subordinate legislation, treaties, regulations, rules, directives, decisions, by-laws, circulars, codes, orders, notices, demands, decrees, injunctions, guidance, judgments or resolutions of a parliamentary government, quasi-government, federal, state or local government, statutory, administrative or regulatory body, securities exchange, court or agency in any part of the world which are in force or enacted and are, in each case, legally binding as at Closing and the term Applicable Law will be construed accordingly;

Articles of Association means the latest version of the Company’s articles of association;

Audited Financial Statements has the meaning set out in Schedule 2;

Beneficially Owned or Beneficial Ownership with respect to any security means having “beneficial ownership” of such subject security, as determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement, including pursuant to any contract, arrangement or understanding (whether or not in writing), any relationship or otherwise. Without duplicative counting of the same securities by the same person, securities Beneficially Owned by a person shall include all securities Beneficially Owned, directly or indirectly, by such person, any of such person’s Affiliates and any other person with which or whom such person or such person’s

Affiliates would constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Exchange Act. A Beneficial Owner of a security is a person who has Beneficial Ownership of such security;

Business Combination Transaction has the meaning set out in the definition of Business Combination Proposal;

Business Combination Proposal means an announcement of and/or a written expression of interest in relation to (i) a tender offer, exchange offer or other bona fide offer to acquire, by a person or a group of persons acting in concert, directly or indirectly, 30% or more of the issued and outstanding Company Voting Securities (a Public Offer), (ii) a proposal or offer for a merger or other business combination directly or indirectly involving the Company that would result in the acquisition, directly or indirectly, of 30% or more of the total voting power of the Company by a person or a group of persons acting in concert or (iii) a proposal or offer to acquire, by a person or a group of persons acting in concert, directly or indirectly, a significant portion of the assets of the Company (assets representing in value 30% or more of the Company’s total assets or assets that generate 30% or more of the Company’s total revenues) (and each of the transactions referred to in this definition will be referred to herein as a Business Combination Transaction);

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands and the USA for normal business;

Closing has the meaning set out in Section 10.1;

Closing Date means the date on which Closing is effected;

Collaboration Agreements means the Flu-MAb Agreement and the Innovation Agreement;

Company has the meaning set out in the introduction of this Agreement;

Company Breach means a breach of any of the Company’s Warranties;

Company’s Lawyers means Allen & Overy LLP, Apollolaan 15, 1077 AB Amsterdam, the Netherlands;

Company Officer’s Certificate has the meaning set out in Section 4.1(a).

Company Technology means the Company’s platform technology, limited to PER.C6 for vaccines, Flu Monoclonal Antibody or Epitope technology, Virosomal technology and ADVAC for vaccines;

Company Voting Securities means, collectively, (i) the Ordinary Shares (including Ordinary Shares represented by ADS) and (ii) any other securities entitled, or that may be entitled, to vote generally for the election of members of the management board or supervisory board of the Company, in each case issued and outstanding at the date of determination (excluding preference shares issued to the Stichting Preferente Aandelen Crucell).

Company’ Warranties has the meaning set out in Section 12.1;

Conditions has the meaning set out in Section 4;

Deed of Issue has the meaning set out in Section 10.3;

Disclosure Letter means the letter of the same date as this Agreement from the Company to Investor;

Due Diligence Investigation has the meaning set forth in Section 11.1(a).

Encumbrance means any mortgage, charge (whether legal or equitable and whether fixed or floating), security interest, lien, pledge, option, right to acquire, right of pre-emption, interest, equity, assignment, hypothecation, title retention, adverse claim of ownership or use, power of sale or restriction of any kind or other encumbrance of any kind or any agreement to create any of the foregoing;

Environmental Laws mean any and all laws, whether civil, criminal or administrative, applicable to the Company and/or conduct of the Company’s business and which have as a purpose or effect the protection or the provision of remedies in respect of the environment including: European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders and ordinances; permits; codes or practice, circulars, guidance notes and the like having a binding legal effect; common law, local laws and bye-laws; and judgments, notices, orders, directions, instructions or awards of any competent authority, in each case having a binding legal effect;

Equity Investment has the meaning set out in Section 2.1;

ESOP means the remuneration policies regarding employee and management options as prepared by the remuneration committee of the Company, as adopted and amended by the relevant constituencies from time to time, including any long term and short term incentives plans adopted or implemented in accordance therewith;

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended;

Euronext Amsterdam means the stock exchange of Euronext Amsterdam by NYSE Euronext, the regulated market of Euronext Amsterdam N.V.;

Flu-MAb Agreement has the meaning set out in recital (B);

Government Entity means any government authority, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, in each case, whether domestic or foreign;

Group means in relation to any entity or person, such entity or person and its Affiliates;

Group Companies means the Company and its Subsidiaries and Group Company means any of them;

Hazardous Material means any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the environment including any flammable explosives, petroleum products, petroleum by-products, radioactive materials, biological agents, hazardous wastes, hazardous substances and toxic substances;

Health and Safety Laws mean any and all laws, whether civil, criminal or administrative, applicable to the Company and/or the Company’s business concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by government agencies, in each case having a binding legal effect;

IFRS means International Financial Reporting Standards, as in effect from time to time and as issued by the International Accounting Standards Board;

Innovation Agreement has the meaning set out in recital (B);

Investor has the meaning set out in the introduction of this Agreement;

Investor Breach means a breach of the Investor’s Warranties.

Investor Officer’s Certificate has the meaning set out in Section 4.1(c).

Issue Price has the meaning set out in Section 3.1;

Judgment means any judgment, order, writ, injunction, stipulation or decree issued by, or any legally binding agreement with, a Government Entity of competent jurisdiction, whether preliminary, temporary or permanent;

Knowledge of the Company means the actual knowledge of ***;

Legal Opinion has the meaning set out in Section 4.1(g);

Legal Proceedings mean any litigation, arbitration, prosecution, investigation, enquiry or other legal or administrative proceeding;

Long Stop Date has the meaning set out in Section 4.6;

Matching Right Offer has the meaning set out in Section 8.3.

Matching Right Period has the meaning set out in Section 8.3.

Material Adverse Effect means an effect(s), event(s) or circumstance(s) that has, or could reasonably be expected to have, a material adverse effect on the businesses, assets, clinical or pre-clinical programs, intellectual property, results of operations, prospects, financial position or cash flows of the Company’s Group taken as a whole; provided that, in no event shall any of the following be taken into account (alone or in combination with any other event identified below) in determining whether there has been such a Material Adverse Effect: (a) any change, event, circumstance, development or effect generally affecting any of the industries or markets in which the business of the Company’s Group is conducted unless the Company’s Group is disproportionately affected, (b) any changes in general economic, political or market conditions in any market whatsoever or changes in currency exchange or interest rates, (c) any natural disasters, pandemics or acts of terrorism, sabotage, military action or war (whether or not formally declared), or any escalation or worsening thereof, (d) any change in laws or interpretation thereof by any court or any governmental authority or any change in IFRS, US GAAP or other accounting requirements or principles, and (e) the announcement of the pendency of the Transactions contemplated by the Company and Investor or any communication by the Company and Investor of their plans or intentions (except to the extent arising in connection with change of control or similar clauses in agreements entered into by the Company’s Group);

Notary has the meaning set out in Section 10.5;

Notary’s Account has the meaning set out in Section 22;

Notary Letter has the meaning set out in Section 10;

Officers means in relation to an entity its officers, managing and supervisory directors, employees, advisors, agents and representatives;

Officer’s Certificate has the meaning set out in Section 4.1(a);

Ordinary Shares means the ordinary shares of the Company, nominal value of EUR 0.24 each.  Ordinary Shares shall also include, where the context so requires, ADS representing Ordinary Shares;

Parties has the meaning set out in the introduction of this Agreement;

Permitted Liens means any mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that, assuming that the Company (or any other relevant Group Company) pays all liabilities when due, (i) individually or in the aggregate, do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the assets to which they relate in the operation or conduct of the business as carried on by the Company as at the date of this Agreement and (ii) do not constitute an imperfection of title or otherwise compromise the Company’s (or any other relevant Group Company’s) good and valid title to any material asset;

Pre-Closing Matching Right has the meaning set out in Section 8.1;

Pre-Closing Standstill Period has the meaning set out in Section 6.1;

Prospectus has the meaning set out in Section 15.1;

Prospectus Directive means the Prospectus Directive (Directive 2003/71/EC).

Public Offer has the meaning set out in the definition of Business Combination Proposal;

Registration Rights Agreement has the meaning set out in recital (B);

Regulatory Authority means the Federal Food and Drug Administration, the European Medicines Agency and any other federal, state, local or foreign Government Entity that is concerned with the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drug or biological products or medical devices;

SEC means the U.S. Securities and Exchange Commission;

SEC Documents mean all reports, schedules, forms, registration statements and other documents required to be filed or furnished (as applicable) by the Company with the SEC under the Exchange Act or the Securities Act (all of the foregoing and all exhibits included therein and any financial statements, financial information and documents included or incorporated by reference therein (exclusive of any redaction therefrom pursuant to any Freedom of Information Act confidentiality treatment request);

Securities Act means the U.S. Securities Act of 1933, as amended;

Shares has the meaning set out in recital (A);

Shareholder Agreement has the meaning set out in recital (B);

Signing means the signing of this Agreement;

Signing/Closing Timetable has the meaning set out in Section 10.3;

Signing Date means the date of this Agreement;

Standstill has the meaning set out in Section 6;

Significant Transaction Proposal means an announcement of and/or a written expression of interest, relating to a proposal or offer, not being a Business Combination Proposal, for: (i) the acquisition by a person or a group of persons acting in concert (collectively, a Third Party Investor), directly or indirectly, of at least 15% of the total issued and outstanding Ordinary Shares or other voting securities of the Company (if any), (ii) a reorganisation, recapitalisation or other similar transaction involving the Company (or any significant Group Company) that would result in the acquisition by one, or, more Third Party Investors acting in concert of 15% of the total issued and outstanding Ordinary Shares or other voting securities of the Company (if any), (iii) the assignment or exclusive license of any Company Technology to a Third-Party Investor which would have the effect of granting such Third Party Investor control over such Company Technology; provided that this provision shall in no event prohibit the Company from granting an exclusive license of Company Technology to a third party for use on a product specific basis or in a certain designated field), (iv) the purchase by any Third Party Investor of any material part of the business or assets of the Company (or any significant Group company), or (v) any other divestment or disposal of assets and/or rights of the Group to such Third Party Investor constituting a substantial part of the business which would be reasonably likely to cause a fundamental change in the character or identity of the Company or the Group’s business;

Subsidiary means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such person or a Subsidiary of such person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more Subsidiaries thereof;

Superior Transaction has the meaning set out in the definition of Superior Transaction Proposal;

Superior Transaction Notice has the meaning set out in Section 8.2;

Superior Transaction Proposal means a bona fide written Business Combination Proposal received by the Company prior to or after Closing, which (i) is not solicited, encouraged or initiated by the Company or any of its Affiliates or its Officers (ii) is made by a party who, in the reasonable opinion of the Company’s management board and the supervisory board, is a bona fide third party, (iii) is (or in the reasonable opinion of the Company’s management board and the supervisory board is likely of becoming) binding on the third party and (iv) is determined by the Company’s management board and the supervisory board, having consulted financial and legal advisors and acting in good faith and observing obligations under Dutch law, to be in the best interest of the Company and its stakeholders

(and to the extent possible in comparison with the Transactions, more beneficial than the Transactions) also taking into account the consideration to be received by shareholders or the Company (if possible compared with the Issue Price), the likelihood of completion and certainty of funds (and any transaction meeting all the requirements in this definition will be referred to herein as a Superior Transaction);

Tax or Taxes means all forms of taxes, levies, duties, charges, surcharges, imposts and withholdings of any nature whatsoever, including income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, residential property tax, wealth tax, value added tax, dividend withholding tax, deposit interest retention tax, customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto and all penalties, charges, costs and interest relating thereto;

Termination Fee has the meaning set out in Section 5;

Transactions means the transactions contemplated by the Transaction Documents;

Transaction Documents means:

(a)                                 this Agreement;

(b)                                 the Shareholder Agreement;

(c)                                 the Registration Rights Agreement;

(d)                                 the Flu-MAb Agreement; and

(e)                                 the Innovation Agreement;

Tribunal has the meaning set out in Section 26.

US GAAP means generally accepted accounting principles and practices in the United States of America, as in effect from time to time;

Warranty Claim means a claim by Investor for any Breach.

2.                                     Any express or implied reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)                                 that enactment as amended, extended or applied by or under any other enactment before Closing;

(b)                                 any enactment which that enactment re-enacts (with or without modification); and

(c)                                 any subordinate legislation (including regulations) made (before Closing under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above.

3.                                     References to a person shall be construed so as to include any individual, firm, company, corporation, limited liability company, trust, unincorporated organization, entity or division, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality).

4.                                     A claim, proceeding, dispute, action, or other matter will only be deemed to have been threatened if any written demand or statement has been made or any written notice has been given.

5.                                     An action taken by a person will be deemed to have been taken in the ordinary course of business only if such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person.

6.                                     Where any obligation is qualified or phrased by reference to use reasonable endeavours, best efforts or wording of a similar nature, it means the efforts that a person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditious as possible and, regard shall be had, among other factors, to (i) the price, financial interest and other terms of the obligation; (ii) the degree of risk normally involved in achieving the expected result; (iii) the ability of an unrelated person to influence the performance of the obligation.

7.                                     The singular shall include the plural and vice versa and references to words importing one gender will include both genders.

8.                                     Except as otherwise specifically set forth in this agreement to the contrary, the word “including” will be construed as meaning as “including without limitation”.

9.                                     Notwithstanding the Section headed “Language”, where in this Agreement a Dutch term is given in italics and/or in brackets after an English term and there is any inconsistency between the Dutch and the English, the meaning of the Dutch term shall prevail.

SCHEDULE 8

FLU-MAB AGREEMENT

SCHEDULE 9

INNOVATION AGREEMENT

SCHEDULE 10

SHAREHOLDER AGREEMENT

SCHEDULE 11

REGISTRATION RIGHTS AGREEMENT

SCHEDULE 12

DISCLOSURE LETTER

JHC NEDERLAND B.V.

Paul Janssenweg 150

5026 RH Tilburg

Attn. Management Board

Leiden,	28 September 2009

Subject	Disclosure letter

Dear Sirs,

This letter is the Disclosure Letter referred to in Section 12.1 of the equity purchase agreement relating to the issue and sale and purchase of new shares in the share capital of Crucell N.V. (the Company) which agreement is to be entered into by JHC Nederland B.V. (the Investor) and the Company at the date hereof (the Equity Purchase Agreement). Where the context so admits, expressions used in this letter have the same meaning as in the Equity Purchase Agreement, unless otherwise defined herein. All warranties are given subject to the terms of this letter.

All information contained in, and all matters referred to in, the documents listed in the annexed schedule of this letter (the Disclosure Documents), copies of which have already been supplied to you/are attached, and form part of this letter as if they were set out expressly in it. In the event of any inconsistency between the contents of any Disclosure Document and any reference to it or summary of it in this letter, the provisions of the Disclosure Document are to be taken as being correct unless otherwise expressly stated in this letter and the Company shall not be under any liability to the Investor in respect of the inconsistency.

Where any information or statement in this letter or any of the Disclosure Documents comprises an expression of opinion or belief, no warranty is given as to its accuracy.

Except as expressly provided otherwise in the Equity Purchase Agreement, no warranty is given in respect of any information in this letter, its schedules, or the contents of the Disclosure Documents.

For convenience, certain specific disclosures are set out against particular sections of Schedule 2 to the Equity Purchase Agreement but any specific matter, whether disclosed by reference to a particular paragraph number of that Schedule, is disclosed for the purposes of all the warranties set out in Schedule 2 of the Equity Purchase Agreement, which will be qualified accordingly.

28.                              SPECIFIC MATTERS

The following specific matters are disclosed. References in the margin are to section numbers in Schedule 2 to the Equity Purchase Agreement.

Section in Schedule 2	Disclosure

5.16	***

5.16	Litigations and Claims report Q3 2009, as listed under (D) of 0.

Kindly acknowledge receipt of this letter and all the documents set out in the schedule annexed to this letter by signing and returning to us the enclosed copy of this letter.

Yours faithfully,

for and on behalf of Crucell N.V.

Encs.

On copy:

We acknowledge receipt of your letter dated 28 September 2009 (of which the above is a copy) and of the copy documents listed in the schedule annexed to this letter.

For JHC Nederland B.V.
By:
Title:
Dated 28 September 2009

For JHC Nederland B.V.
By:
Title:
Dated 28 September 2009

Signature page to Disclosure Letter

SCHEDULE 1

DISCLOSURE DOCUMENTS

Documents supplied to the Investor:

***

(D)                               Litigations and Claims report Q3 2009

SCHEDULE 13

NOTARY LETTER

NOTARY LETTER

DATED 28 SEPTEMBER 2009

ALLEN & OVERY LLP

AMSTERDAM

A&O NOTARY LETTER FOR COMPLETION OF PROJECT RED MONKEY

Date: 28 September 2009

From:              Mr. R.J.J. Lijdsman (the A&O Notary)

To:

(3)                                 JHC NEDERLAND B.V., a private company with limited liability (‘besloten vennootschap met beperkte aansprakelijkheid’) incorporated under the laws of the Netherlands, with its corporate seat at Amersfoort, the Netherlands, and its principal offices located at Paul Janssenweg 150, 5026 RH Tilburg, the Netherlands, registered with the Commercial Register under number 18039770 (the Investor); and

(4)                                 CRUCELL N.V., a public limited liability company (‘naamloze vennootschap’) incorporated under the laws of the Netherlands, with its principal offices located at Archimedesweg 4, 2333 CN Leiden, the Netherlands, registered with the Commercial Register under number 28087740 (the Company).

Each of the parties mentioned under (1) and (2) hereinafter referred to as a Party, and collectively as the Parties.

29.                              BACKGROUND

I, Dutch civil law notary (‘notaris’), acting in such capacity, refer to:

29.1                       an agreement to be entered into by the Investor and the Company on 28 September 2009 (the Completion Date) in respect of the sale and issuance of shares in the share capital of the Company by the Company to the Investor (the Equity Purchase Agreement) (Schedule 1).

29.2                       a private deed of issuance of shares (the Deed of Issue) in the share capital of the Company to be executed on the Completion Date, containing the issuance to the Investor of shares in the share capital of the Company (Schedule 2).

This is the Notary Letter.

30.                              PAYMENTS IN

30.1                       In accordance with the Signing/Closing Timetable as agreed between the Company and Investor as included in Schedule 4, on 28 September 2009, the Investor will pay by wire transfer into the Allen & Overy notary account (the Notary Account) with ABN AMRO Bank N.V., Coolsingel 119, 3012 AG Rotterdam, EURO Account Number: 55.58.86.999, IBAN: NL16ABNA0555886999, BIC: ABN AN L2A, account name Allen & Overy LLP Notarissen Derdengelden Kwaliteitsrekening, reference “47024 – 00108 – Project Red Monkey – R.J.J. Lijdsman” of an aggregate amount of not less than EUR 301,754,679.90, hereinafter to be referred to as the Aggregate Issue Price.

30.2                      Upon receipt of the Aggregate Issue Price into the Notary Account or after having received a confirmation by telephone from ABN AMRO Bank, Rotterdam branch that the Aggregate Issue Price has been received in its SWIFT system and will be credited to the Notary Account, I will:

(i)                                     confirm (by way of written notice) receipt of the amount referred to in clause 2.1 above, or that the Aggregate Issue Price has been received in the SWIFT system of ABN AMRO Bank and will be credited to the Notary Account;

(ii)                                  hold the amount of the payment(s) made to the Notary Account referred to above (once received in the Notary Account) for the account of the Company, solely for the purposes specified in the Equity Purchase Agreement and the Deed of Issue; and finally

(iv)                                release and pay the Aggregate Issue Price to the Company in accordance with this Notary Letter.

31.                              PAYMENT OUT

31.1                       On 28 September 2009, as soon as reasonably practicable after having received the Aggregate Issue Price into the Notary Account, confirmation hereof to the Parties, I will give the instruction to pay the Aggregate Issue Price to the Company:

Bank Name:	Deutsche Bank

Accountnumber:	26.51.21.655

IBAN:	NL92DEUT0265121655

Swift:	DEUTNL2A

in the name of the Company, reference “payment in respect of shares”.

Neither the A&O Notary nor Allen & Overy LLP shall be liable if such payment is not received by the beneficiary thereof in same day funds.

31.2                       I will immediately upon given the payment instruction provide an e-mail confirmation of my instructions to the e-mail addresses listed in Schedule 3.

32.                              GOVERNING LAW AND JURISDICTION

32.1                       This letter is governed by Dutch law and each of the addressees and signatories hereto irrevocably agrees that the Court (‘Rechtbank’) of Amsterdam, The Netherlands shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this letter and, for such purposes, irrevocably submits to the jurisdiction of such court.

32.2                       The addressees to this letter acknowledge and agree that where this letter refers to the A&O Notary, this shall include the substitute of the A&O Notary appointed in accordance with the applicable provisions of Dutch Law (‘Wet op het Notarisambt’).

32.3                       Please confirm your agreement to the above arrangements by signing the acknowledgement below. This letter may be signed in any number of counterparts, all of which taken together shall constitute one and the same letter.

-0-0-0-0-0-

Yours faithfully,

A&O Notary, Mr. R.J.J. Lijdsman
Date	: September 2009
Place	: Amsterdam

JHC NEDERLAND B.V.	CRUCELL N.V.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

JHC NEDERLAND B.V.

By:

Name:

Title:

Date:

SCHEDULE 1

EQUITY PURCHASE AGREEMENT

SCHEDULE 2

PRIVATE DEED OF ISSUANCE

SCHEDULE 3

E-MAIL ADRESSES FOR CONFIRMATION ‘PAYMENT OUT’

•                                          Investor: ***

•                                          Company: ***

SCHEDULE 4

SIGNING/CLOSING TIMETABLE

***

SCHEDULE 14

SIGNING/CLOSING TIMETABLE

***